Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-254552 and No. 333-225673, as amended by Post-Effective Amendment No. 1) of Evergy, Inc. of our report dated June 18, 2026, with respect to the statements of net assets available for benefits of Evergy, Inc. 401(k) Savings Plan as of December 31, 2025, and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2025, which report appears in the December 31, 2025 Annual Report on Form 11-K of Evergy, Inc. 401(k) Savings Plan.

/s/ CBIZ CPAs P.C.
Kansas City, Missouri June 18, 2026